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                                                                   EXHIBIT 10.9




                        SEPARATION AND RELEASE AGREEMENT

         This Separation and Release Agreement ("Agreement") is entered into as of the 18th day of November, 1999, among Service Corporation International, a Texas corporation ("SCI"), SCI Executive Services, Inc., a Delaware corporation ("Executive Services"), and George R. Champagne ("Champagne").

         SCI, Executive Services and Champagne agree as follows:

         1. Effective as of the date hereof, the Company hereby terminates Champagne's employment other than for cause and Champagne hereby resigns as Executive Vice President and Chief Financial Officer of SCI as well as all other positions he holds with SCI, its subsidiaries and affiliates (collectively, the "SCI Group"), including without limitation all positions as officer, director or committee member.

         2. The Employment Agreement dated March 10, 1999 between SCI, Executive Services and Champagne shall remain in effect except as modified herein. Although Champagne's employment is hereby terminated, the Employment Period as defined in the Employment Agreement shall continue until December 31, 2001 subject to the provisions of the Employment Agreement. During the Employment Period, Champagne will continue to receive salary and benefits pursuant to Sections 3(a) and 3(d) of the Employment Agreement except that the Annual Base Salary shall be $450,000 per year. In lieu of bonuses under Section 3(b) of the Employment Agreement, Executive Services shall pay to Champagne within 10 days of the date hereof the sum of $1,590,000, net of applicable withholding taxes. Except as set forth above in this numbered paragraph 2, Champagne shall not be entitled to any compensation or benefits set forth in
Section 3 of the Employment Agreement.

         3. Champagne's participation in the Supplemental Executive Retirement Plan for Senior Officers ("SERP") shall continue through the Employment Period. Champagne will be eligible to receive his SERP benefit payments commencing upon his attaining the age of 55.

         4. Through the Employment Period, Executive Services will pay Champagne in cash the equivalent of the cash contributions to the Cash Balance Plan which Champagne would otherwise have received as an employee during such period.

         5. All SCI stock options held by Champagne will be governed by the terms thereof.

         6. The Provident Services, Inc. loan on Champagne's residence will remain in place until maturity in accordance with the terms of the loan.





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         7. Executive Services hereby notifies Champagne that, upon expiration of the Employment Period, Executive Services exercises its option to cancel Champagne's post-employment non-competition obligations under Section 12(a) of the Employment Agreement and Executive Service's corresponding obligation to make the Non-Competition Payments (as defined in the Employment Agreement). Champagne and Executive Services agree that the notice provided in the preceding sentence is satisfactory for all purposes under the Employment Agreement.

         8. In consideration of the payments to Champagne referred to in numbered paragraph 2 above, the receipt and sufficiency of which Champagne hereby acknowledges, Champagne discharges and releases SCI, Executive Services, all other members of SCI Group, their successors, assigns, divisions, representatives, agents, officers, directors, stockholders, and employees, from any claims, demands, and/or causes of action whatsoever, presently known or unknown, that are based upon facts occurring on or prior to the date of execution of this Agreement, including but not limited to, the following: (a) any statutory claims under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Acts of 1964 and 1991, the Employee Retirement Income Security Act, Chapter 451 of the Texas Labor Code and/or the Texas Commission on Human Rights Act, (b) any tort or contract claims, and/or (c) any claims, matters or actions related to Champagne's employment and/or affiliation with, or separation from SCI Group; provided, however, that the release set forth in this numbered paragraph 8 shall not affect any claims, demands and/or causes of action that Champagne may have for indemnity, contribution or otherwise against any member of the SCI Group arising from or relating to the pending shareholder litigation and any additional lawsuits that are filed after the date hereof arising from or relating to essentially the same factual matters ("Excepted Litigation").

         9. Pursuant to Section 7 of Article IV of SCI's Bylaws, the right of indemnification provided for therein shall "continue as to a person who has ceased to be a director, officer, or representative and shall inure to the benefit of the heirs, executors and administrators of such a person." SCI confirms that, Champagne's rights to indemnification under Article IV of SCI's Bylaws in respect of the Excepted Litigation and any other event occurring prior to the time of his resignation as an officer and director of SCI and its subsidiaries and affiliated companies will not be affected.

         10. Additionally, SCI and Executive Services discharge and release Champagne and his heirs, executors and administrators from any claims, demands, and/or causes of action whatsoever, presently known or unknown, that are based upon facts occurring on or prior to the date of execution of this Agreement, including, but not limited to, any claim, matter or action related to Champagne's employment and/or affiliation with, or separation from SCI Group; provided, however, that the release set forth in this numbered paragraph 10 shall not affect any claims, demands and/or causes of action that any member of the SCI Group may have against Champagne arising from or relating to the Excepted Litigation.

         11. Champagne agrees that he shall engage in no act which is intended, or may be reasonably expected, to harm the reputation, business, prospects, or operations of any members of SCI Group, their officers, directors, stockholders or employees. Champagne will not reveal to any





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third party any difference of opinion that may exist at any time between
Champagne and any member of management of SCI, Executive Services, or any other members of SCI Group.

         12. The parties agree that they shall not disclose, or cause to be disclosed, the terms of this Agreement, or the fact that this Agreement exists, except to their respective attorneys, accountants and/or tax advisors, or to the extent otherwise required by law. The parties further agree that this numbered paragraph 12 is not applicable to discussions of this Agreement in the ordinary course of business among representatives, agents, officers, directors, stockholders and employees of any members of SCI Group.

         13. The execution, validity, interpretation and performance of this Agreement shall be determined and governed exclusively by the laws of the State of Texas, without reference to the principles of conflict of laws.

         14. With the exception of the consulting agreement executed by SCI Management Corporation and Champagne as of the date hereof (the "Consulting Agreement"), this Agreement represents the complete agreement among Champagne, SCI and Executive Services concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral, between Champagne and any member of the SCI Group. No attempted modification or waiver of any of the provisions of this Agreement shall be binding on any party hereto unless in writing and signed by Champagne, SCI and Executive Services.

         15. Each of the numbered paragraphs contained in this Agreement shall be enforceable independently of every other numbered paragraph in this Agreement, and the invalidity or nonenforceability of any numbered paragraph shall not invalidate or render nonenforceable any other numbered paragraph contained in this Agreement.

         16. It is further understood that for a period of seven (7) days following the execution of this Agreement in duplicate originals, Champagne may revoke this Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired.

         17. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. Champagne acknowledges that he has read and fully understands the terms of this Agreement and has consulted with an attorney before executing this Agreement. Additionally, Champagne acknowledges that he has been afforded the opportunity to take twenty-one (21) days to consider this Agreement.

         18. The dispute resolution provisions set forth in Section 21 of the Consulting Agreement are applicable to any dispute arising under this Agreement.



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         The parties to this Agreement have executed this Agreement as of the day and year first written above.


------------------------------           Service Corporation International
George R. Champagne

                                         By:
                                              ---------------------------------
                                              Authorized Officer






                                         SCI Executive Services, Inc.


                                         By:
                                              ---------------------------------
                                              Authorized Officer








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